Exhibit (e)(17)
Medarex, Inc.
Change in Control Severance Benefit Plan
Section 1. Introduction.
     The Medarex, Inc. Change in Control Severance Benefit Plan (the “Plan”) has been established effective March 7, 2008. The purpose of the Plan is to provide for severance benefits to certain eligible employees of Medarex, Inc. (the “Company”) whose employment with the Company is involuntarily terminated in connection with a change in the control of the Company. This Plan supersedes any previously established or maintained severance benefit agreement, plan, policy or practice applicable to any of the Company’s eligible employees in connection with a Qualifying Termination (as defined below), whether formal or informal, written or unwritten, including the severance policy set forth in the Company’s Employee Handbook. This Plan document also is the Summary Plan Description for the Plan.
Section 2. Definitions.
     For purposes of the Plan, the following terms are defined as follows:
     (a) “Base Salary” means the Eligible Employee’s annual base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation).
     (b) “Cause” means:
          (1) any of the following events occurs:
               (i) any willful misconduct in the Eligible Employee’s performance of duties to the Company or any willful misconduct independent of the Company that, in the latter case, has a significant adverse impact upon the operations, business, affairs, reputation or valuation of the Company;
               (ii) the Eligible Employee’s conviction of, or a plea of nolo contendere with respect to, a felony, or the Eligible Employee’s commission of any act of fraud against the Company or under federal or state securities laws;
               (iii) willful material noncompliance by the Eligible Employee with any material written policy of the Company or any material breach of any written agreement between the Eligible Employee and the Company;
               (iv) any regulatory or judicial order that results in a bar or loss of license to the Eligible Employee’s continued performance of all or a substantial portion of the Eligible Employee’s assigned duties, or

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               (v) willful and continued failure by the Eligible Employee to substantially perform the Eligible Employee’s assigned duties (other than any failure resulting from disability or illness or from termination by the Eligible Employee for Good Reason); and
          (2) a majority of the members of the Board or a committee thereof determines that Cause exists for termination of the Eligible Employee’s employment, in which case, the Company shall issue written notice thereof to the Eligible Employee describing the state of affairs or facts deemed by the Board or its committee to constitute such Cause.
     (c) “Change in Control” means a Change in Control as defined in the Medarex, Inc. 2005 Equity Incentive Plan.
     (d) “Code” means the Internal Revenue Code of 1986, as amended.
     (e) “Eligible Employee” means a full-time regular employee of the Company with a work week of at least 30 hours per week (i) who is notified by the Company in writing in substantially the form attached hereto as Exhibit A (the “Designation Form”) that he or she is eligible for participation in the Plan and (ii) who accepts such designation by signing and returning the Designation Form within the required period and (iii) who is not subsequently, and prior to the effective date of a Change in Control, notified by the Company in writing that he or she is no longer eligible for participation in the Plan. The determination of whether an employee is an Eligible Employee, and any subsequent determination that an employee is no longer an Eligible Employee, shall be made by the Company, in its sole discretion, and such determination shall be binding and conclusive on all persons.
     (f) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     (g) “Qualifying Termination” means an involuntary termination without Cause or a Resignation for Good Reason, in either case on, or within twelve (12) months after, the effective date of the Change in Control, or, within the forty-five day period prior to the effective date of the Change in Control, but only if such termination within forty-five days prior to the effective date is at the request of the acquiring or successor entity.
     (h) “Resignation for Good Reason” means the Eligible Employee resigns from all positions he or she then holds with the Company (or any successor thereto) if and only if:
          (1) one of the following actions has been taken:
               (i) there is a material diminution of the Eligible Employee’s authority, including but not limited to, decision-making authority, duties, or responsibilities;
               (ii) there is a material reduction in the Eligible Employee’s annual Base Salary;

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               (iii) the Eligible Employee is notified that he or she is required to relocate his or her primary work location more than fifty (50) miles from the Eligible Employee’s primary work location as of immediately prior to such change;
               (iv) the Company materially breaches its obligations under this Plan or any then-effective written employment agreement with the Eligible Employee; or
               (viii) any acquirer, successor or assignee of the Company materially fails to assume and perform, in all material respects, the obligations of the Company hereunder; and
          (2) the Eligible Employee provides written notice to the Company’s General Counsel of an action specified in paragraph (1) above within the 60-day period immediately following such action; and
          (3) such action is not remedied (and communicated to the Eligible Employee) by the Company within forty-five (45) days following the Company’s receipt of such written notice; and
          (4) the Eligible Employee’s resignation is effective not later than sixty (60) days after the expiration of such forty-five (45) day cure period.
     (i) “Target Bonus” means the target performance bonus amount as a percentage of Base Salary determined for the Eligible Employee by the Board or the Company’s Compensation Committee, as applicable, for the year in which the Qualifying Termination occurs; provided, however, that if the Board or the Compensation Committee of the Board, as applicable, has not yet determined a target performance bonus amount for the Eligible Employee by the date of the Qualifying Termination, the Target Bonus shall be equal to the target performance bonus amount received by the Eligible Employee for the year prior to the year in which the Qualifying Termination occurs.
Section 3. Eligibility For Benefits.
     (a) General Rules. Subject to the requirements of the Plan, the Company will provide the severance benefits described in Section 4 to Eligible Employees provided, that:
          (1) In order to be eligible to receive benefits under the Plan, an Eligible Employee must continue to meet the definition of Eligible Employee and remain on the job and satisfactorily provide services to the Company until the Qualifying Termination date.
          (2) In order to be eligible to receive benefits under the Plan, an Eligible Employee must execute a general waiver and release in substantially the form attached hereto as Exhibit B, Exhibit C or Exhibit D, as appropriate, within the time frame set forth therein and such release must become effective in accordance with its terms. The Company, in its sole discretion, may modify the form of the required release to comply with applicable law and shall determine the form of the required release, which may be incorporated into a termination agreement or other agreement with the Eligible Employee.

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          (3) In order to be eligible to receive benefits under the Plan, an Eligible Employee must remain in compliance with his or her continuing obligations to the Company, including obligations under his or her Invention and Confidential Information Agreement (such form, or any similar form, the “Inventions Agreement”)
     (b) Exceptions to Benefit Entitlement. An employee, including an employee who otherwise is an Eligible Employee, will not receive benefits under the Plan (or will receive reduced benefits under the Plan) in the following circumstances, as determined by the Company in its sole discretion:
          (1) The employee is covered by any other severance or separation pay plan, policy or practice of the Company or has executed an individually negotiated employment contract or agreement with the Company relating to severance benefits, in either case with respect to severance benefits payable upon an event that constitutes a Qualifying Termination (used herein as defined herein), and such agreement, plan, policy or practice is in effect on his or her termination date. In such case, the employee’s severance benefit upon a Qualifying Termination, if any, shall be governed by the terms of such agreement, plan, policy or practice and shall be governed by this Plan only to the extent that (i) the employee elects to waive and release all claims and rights the employee has to severance pay or benefits upon a Qualifying Termination under such other agreement, plan, policy, or practice or (ii) the reduction pursuant to Section 4(d) below does not entirely eliminate benefits under this Plan.
          (2) The employee’s employment terminates other than as a result of a Qualifying Termination (including, but not limited to, a termination for Cause prior to the effective date of a previously scheduled Qualifying Termination, a termination as a result of death or disability, a termination arising as a result of the employee failing to accept an offer of employment from the acquirer/successor entity on terms that do not give rise to a right to a Resignation for Good Reason, or the employee voluntarily terminates employment with the Company other than as a Resignation for Good Reason). Voluntary terminations include, but are not limited to, resignation, retirement, failure to return from a leave of absence on the scheduled date and/or termination in order to accept employment with another entity (including but not limited to any entity that is wholly or partly owned (directly or indirectly) by the Company or an affiliate of the Company).
          (3) The employee has not signed an enforceable Inventions Agreement covering the employee’s period of employment with the Company (and with any predecessor) and does not confirm in writing that he or she is and shall remain subject to the terms of that Inventions Agreement.
Section 4. Type and Amount Of Benefits.
     (a) Cash Severance Benefits. Each Eligible Employee shall be entitled to receive a lump sum cash payment (the “Cash Severance”) equal to the product of (1) the sum of (i) the Eligible Employee’s Base Salary immediately prior to termination (or, if greater, immediately prior to the Change in Control) and (ii) the Eligible Employee’s Target Bonus and (2) the “Multiple” set forth in the following table:

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Eligible Employee’s Position/Level
Immediately Prior to Qualifying
Termination[1]	Multiple
Vice President	1.25
Sr. Director	1.0
Director, Associate Director, or Assistant Director	0.75
          Subject to Section 7 of the Plan, the Cash Severance will be paid in a lump sum on the first regular payroll pay date following the effective date of the general waiver and release, but in no event later than March 15 of the year following the year in which the Qualifying Termination occurs.
     (b) COBRA Continuation Coverage. If the Eligible Employee was enrolled in a group health (i.e., medical, dental, or vision) plan sponsored by the Company or an affiliate of the Company immediately prior to the Qualifying Termination, the Eligible Employee may be eligible to continue coverage under such group plan at the same coverage type and level at the time of the Qualifying Termination (or to convert to an individual policy), at the time of the Eligible Employee’s termination of employment, under the Consolidated Omnibus Budget Reconciliation Act of 1985 (together with any state law of similar effect, “COBRA”). The Company (or its designated representative) will notify the Eligible Employee of any such right to continue such coverage at the time of termination pursuant to COBRA. If an Eligible Employee makes a timely election to continue such coverage pursuant to COBRA, the Company shall pay the applicable premiums (or shall provide coverage under any self-funded plan) on behalf of the Eligible Employee for the Eligible Employee’s continued coverage under the Company’s group health plans, including coverage for the Eligible Employee’s eligible dependents (if applicable), for up to that number of months set forth below following the Eligible Employee’s Qualifying Termination; provided, however, that no such premium payments shall be made (and no coverage shall be provided under any self-funded group health plan) following the date on which the Eligible Employee and his eligible dependents cease (or would cease) to be eligible for continued coverage under COBRA. The Eligible Employee is required to notify the Company immediately if the Eligible Employee becomes covered by a group health plan, whether through a subsequent employer or otherwise.

[1]	Determined without regard to any demotion that gives rise to a right to a Resignation for Good Reason.

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Eligible Employee’s Position/Level
Immediately Prior to Qualifying	Months of Company-Paid
Termination[2]	COBRA Coverage
Vice President	12
Sr. Director	9
Director, Associate Director, or Assistant Director	6
          No provision of this Plan will affect the continuation coverage rules under COBRA, except that the Company’s payment of applicable insurance premiums (or waiver of any cost of coverage under any self-funded group health plan) in accordance with the foregoing will be credited as payment by the Eligible Employee for purposes of the Eligible Employee’s payment required under COBRA. Therefore, the period during which an Eligible Employee may elect to continue the Company’s health, dental, or vision plan coverage at his or her own expense under COBRA, the length of time during which COBRA coverage will be made available to the Eligible Employee, and all other rights and obligations of the Eligible Employee under COBRA (except the Company’s obligation to pay applicable insurance premiums in accordance with the foregoing) will be applied in the same manner that such rules would apply in the absence of this Plan. Upon the expiration of the period during which the Company pays an Eligible Employee’s insurance premiums in accordance with the foregoing, the Eligible Employee will be responsible for the entire payment of premiums required under COBRA for the duration of the COBRA period. For purposes of this Section 4(b), any applicable insurance premiums that are paid by the Company shall not include any amounts payable by an Eligible Employee under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Eligible Employee.
     (c) Additional Benefits. Notwithstanding the foregoing, the Company may, in its sole discretion, authorize benefits in an amount in addition to those benefits set forth in Section 3(a) to an Eligible Employee. The provision of any such benefits to an Eligible Employee shall in no way obligate the Company to provide such benefits to any other Eligible Employee or to any other employee, even if similarly situated. Receipt of benefits under this Plan pursuant to such exceptions may be subject to a covenant of confidentiality and non-disclosure.
     (d) Certain Reductions.
          (1) The Company shall reduce an Eligible Employee’s severance benefits under this Plan, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to the Eligible Employee by the Company in connection with the Eligible Employee’s Qualifying Termination, including but not limited to, any payments

[2]	Determined without regard to any demotion that gives rise to a right to a Resignation for Good Reason.

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or benefits that are due pursuant to (i) any other severance plan, policy or practice, or any individually negotiated employment contract or agreement with the Company relating to severance benefits, in each case, as is in effect on the Eligible Employee’s termination date, (ii) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act (together with any state or local law of similar effect, the “WARN Act”), or (iii) any Company policy or practice providing for the Eligible Employee to remain on the payroll without being in active service for a limited period of time after being given notice of the termination of the Eligible Employee’s employment. The benefits provided under this Plan are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of an Eligible Employee’s termination of employment, and the Plan Administrator shall so construe and implement the terms of the Plan. In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to the Company’s statutory obligation.
          (2) If an Eligible Employee is indebted to the Company at his or her termination date, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness.
          (3) All payments under the Plan will be subject to applicable withholding for federal, state and local taxes. If any payment or benefit (including payments and benefits pursuant to this Agreement) that an Eligible Employee would receive in connection with a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to the Eligible Employee, which of the following two alternative forms of payment would maximize the Eligible Employee’s after-tax proceeds: (i) payment in full of the entire amount of the Payment (a “Full Payment”), or (ii) payment of only a part of the Payment so that the Eligible Employee receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”), whichever amount results in the Eligible Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and the Eligible Employee shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits shall occur in the following order: (1) reduction of other cash payments (if any); (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits (if any) paid to the Eligible Employee. In the event that acceleration of compensation from the Eligible Employee’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant.

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     The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section 4(d). If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.
     The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Eligible Employee within fifteen (15) calendar days after the date on which the Eligible Employee’s right to a Payment is triggered (if requested at that time by the Company or the Eligible Employee) or such other time as requested by the Company or the Eligible Employee. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and the Eligible Employee with an opinion reasonably acceptable to the Eligible Employee that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Eligible Employee.
Section 5. Other Employee Benefits.
     All other benefits (such as life insurance, disability coverage, and 401(k) plan coverage) terminate as of the Eligible Employee’s termination date or such earlier date as may be required under the applicable plan or policy (except to the extent that a conversion or portability privilege (at the Eligible Employee’s expense) may be available thereunder).
Section 6. Return of Company Property.
     An Eligible Employee will not be entitled to any severance benefit under the Plan unless and until the Eligible Employee returns all Company Property. For this purpose, “Company Property” means all Company documents (and all copies thereof) and other Company property which the Eligible Employee had in his or her possession at any time, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). In addition, the Eligible Employee must provide the Company with all logins, passwords, and similar information created by the Eligible Employee for the Company Property.

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Section 7. Time Of Payment And Form Of Benefit.
     If the Company (or, if applicable, the successor entity thereto) determines that the payments and benefits provided under the Plan (the “Plan Payments”) constitute “deferred compensation” under Code Section 409A (together, with any state law of similar effect, “Section 409A”) and an Eligible Employee is a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Plan Payments shall be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the Eligible Employee’s “separation from service” (as defined under Section 409A) or (ii) the date of the Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to the Eligible Employee a lump sum amount equal to the sum of the Plan Payments that the Eligible Employee would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Plan Payments had not been delayed pursuant to this Section 7 and (B) commence paying the balance of the Plan Payments in accordance with the applicable payment schedules set forth in Section 4 above. For the avoidance of doubt, it is intended that the Plan Payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation 1.409A-1(b)(4) and Treasury Regulation 1.409A-1(b)(9).
Section 8. Reemployment.
     In the event of an Eligible Employee’s reemployment by the Company during the period of time in respect of which severance benefits pursuant to Section 4 have been paid, the Company, in its sole and absolute discretion, may require such Eligible Employee to repay to the Company all or a portion of such severance benefits as a condition of reemployment.
Section 9. Right To Interpret Plan; Amendment and Termination.
     (a) Exclusive Discretion. The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.
     (b) Amendment or Termination.
          (1) The Company reserves the right to amend or terminate this Plan or the benefits provided hereunder at any time; provided, however, that no such amendment or termination shall affect the right to any unpaid benefit of any Eligible Employee whose Qualifying Termination date has occurred prior to the amendment or termination of the Plan.
          (2) Any purported amendment or termination of this Plan (and the exhibits and appendices hereto) within the time period beginning forty-five (45) days prior to the effective date of the Change in Control and ending twelve (12) months and one (1) day after the

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effective date of the Change in Control will not be effective as to any Eligible Employee who has not consented, in writing, to such amendment or termination.
          (3) Any action amending or terminating the Plan shall be duly authorized in writing by the Compensation and Organization Committee of the Company (or its duly authorized designee).
Section 10. No Implied Employment Contract.
     The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.
Section 11. Legal Construction.
     This Plan is intended to be governed by and shall be construed in accordance with ERISA and, to the extent not preempted by ERISA, the laws of the State of New Jersey.
Section 12. Claims, Inquiries And Appeals.
     (a) Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is:
Medarex, Inc.
Attn: General Counsel
707 State Road
Princeton, NJ 08540-1437
     (b) Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:
          (1) the specific reason or reasons for the denial;
          (2) references to the specific Plan provisions upon which the denial is based;
          (3) a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

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          (4) an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 12(d) below.
     This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.
     This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.
     (c) Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied. A request for a review shall be in writing and shall be addressed to:
Medarex, Inc.
Attn: General Counsel
707 State Road
Princeton, NJ 08540-1437
     A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
     (d) Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator

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confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:
          (1) the specific reason or reasons for the denial;
          (2) references to the specific Plan provisions upon which the denial is based;
          (3) a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and
          (4) a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.
     (e) Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.
     (f) Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 12(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 12(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to a Participant’s claim or appeal within the relevant time limits specified in this Section 12, the Participant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.
Section 13. Basis Of Payments To And From Plan.
     The Plan shall be unfunded, and all benefits under the Plan shall be paid only from the general assets of the Company. An Eligible Employee’s right to receive payments under the Plan is no greater than that of the Company’s unsecured general creditors. Therefore, if the Company were to become insolvent, the Eligible Employee might not receive benefits under the Plan.
Section 14. Other Plan Information.
     (a) Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 22-2822175. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is [510].

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     (b) Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31. The Plan is a welfare benefit plan.
     (c) Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:
Medarex, Inc.
Attn: General Counsel
707 State Road
Princeton, NJ 08540-1437
     (d) Plan Sponsor and Administrator. The “Plan Sponsor” and the “Plan Administrator” of the Plan is:
Medarex, Inc.
Attn: General Counsel
707 State Road
Princeton, NJ 08540-1437
     The Plan Sponsor’s and Plan Administrator’s telephone number is (609) 430-2880. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.
Section 15. Statement Of ERISA Rights.
     Participants in this Plan are entitled to certain rights and protections under ERISA. If you are an Eligible Employee, you are considered a participant in the Plan and, under ERISA, you are entitled to:
     (a) Receive Information About Your Plan and Benefits
          (1) Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;
          (2) Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Administrator may make a reasonable charge for the copies; and
          (3) Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

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     (b) Prudent Actions by Plan Fiduciaries. In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.
     (c) Enforce Your Rights. If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
     Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.
     If you have completed the claims and appeals procedure described above and have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.
     If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
     (d) Assistance with Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration or accessing its website at http://www.dol.gov/ebsa/.
Section 16. Circular 230 Disclaimer.
     THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 CFR PART 10). ANY ADVICE IN THIS PLAN IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU FOR THE PURPOSE OF AVOIDING ANY PENALTIES

14.

THAT MAY BE IMPOSED ON YOU. ANY ADVICE IN THIS PLAN WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF PARTICIPATION IN THE COMPANY’S CHANGE IN CONTROL SEVERANCE PLAN. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

15.

Section 17. Execution.
     To record the adoption of the Plan as set forth herein, effective as of March 7, 2008, Medarex, Inc. has caused its duly authorized officer to execute the same this 19th day of March, 2008.

Medarex, Inc.
By:	/s/ Howard Pien
Howard Pien
	Title:	President and Chief Executive Officer

16.

Exhibit A
DESIGNATION FORM
On January 31, 2008, the Compensation and Organization Committee of the Board of Directors of Medarex, Inc. (the “Company”) designated you as an employee eligible for participation in the Company’s Change in Control Severance Benefit Plan (the “Plan”). In order to be eligible to receive payments and benefits under the Plan, you must sign and return this Designation Form to the Company within thirty (30) days of your receipt of this Designation Form and a copy of the Plan. By signing this Designation Form, you acknowledge that you have reviewed the Plan and you understand and agree to all of the terms and conditions thereof. You further understand that nothing in this Designation Form or the terms of the Plan modifies the at-will nature of your employment with the Company or the Company’s ability to terminate your participation in the Plan as provided in the Plan.

Sincerely,

Ursula Bartels,
Senior Vice President, General Counsel and Secretary
Acknowledged and Agreed:

[Name]

Date

A-1.

For Employees Age 40 or Older
Individual Termination
Exhibit B
RELEASE AGREEMENT
     I understand and agree completely to the terms set forth in the Medarex, Inc. Change in Control Severance Benefit Plan (the “Plan”).
     I understand that this Release Agreement (“Release”), together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between Medarex, Inc. (the “Company”) and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Plan.
     I hereby acknowledge and reaffirm my continuing obligations under the Company’s [Invention and Confidential Information Agreement] that I signed in connection with my employment. In addition, I hereby represent that I have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.
     Except as otherwise set forth in this Release, in exchange for the benefits I will receive pursuant to the Plan which I am not otherwise entitled to receive, and as required by the Plan, I hereby generally and completely release, acquit and forever discharge the Company and its parent, subsidiary, and affiliated entities, along with its and their predecessors and successors and their respective directors, officers, employees, shareholders, stockholders, partners, agents, attorneys, insurers, affiliates and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date that I sign this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, other incentive compensation, vacation pay and the redemption thereof, expense reimbursements, severance payments, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the New Jersey Law Against Discrimination, the New Jersey Civil Rights Act, the New Jersey Family Leave Act, the New Jersey State Wage and Hour Law, the New Jersey Conscientious Employee Protection Act, the New Jersey Equal Pay Law, the New Jersey Occupational Safety and Health Law, the New Jersey Public Employees’ Occupational Safety and Health Act, New Jersey laws regarding Political Activities of Employees, Lie Detector Tests, Jury Duty, Employment

B-1.

For Employees Age 40 or Older
Individual Termination
Protection, and Discrimination, and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or under applicable law; (b) any rights which are not waivable as a matter of law; or (c) any claims for breach of the Plan arising after the date that I sign the Release. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any investigation or proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, the New Jersey Division on Civil Rights, or any other government agency, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge, investigation or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.
     I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, that the consideration given for the Release is in addition to anything of value to which I was already entitled, and that I have been advised by this writing, as required by the ADEA, that: (a) my release of claims does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke it by providing written notice of my revocation to the Company’s Chief Executive Officer; and (e) this Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (the “Effective Date”).
     I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims, including but not limited to my release of unknown and unsuspected claims.
     In addition to the above: (a) I agree not to disparage the Company or any of the other Released Parties in any manner likely to be harmful to its or their business, business reputations, or personal reputations; (b) I agree to return, no later than my employment termination date, all Company property, documents, information, and materials, including but not limited to any and all embodiments (e.g., notes, computer-recorded information) of the Company’s proprietary or confidential information (and all reproductions thereof, in whole or in part) in my possession or control; and (c) I will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company or its officers, directors, or affiliated entities, nor induce or encourage any person or entity to bring such claims; provided that it shall not violate this covenant if I testify truthfully when required to do so by a valid subpoena or under similar compulsion of law.

B-2.

For Employees Age 40 or Older
Individual Termination
     I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than twenty-one (21) days following the date it is provided to me.

Employee

Name:

Date:

B-3.

For Employees Age 40 or Older
Group Termination
Exhibit C
RELEASE AGREEMENT
     I understand and agree completely to the terms set forth in the Medarex, Inc. Change in Control Severance Benefit Plan (the “Plan”).
     I understand that this Release Agreement (“Release”), together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between Medarex, Inc. (the “Company”) and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Plan.
     I hereby acknowledge and reaffirm my continuing obligations under the Company’s [Invention and Confidential Information Agreement] that I signed in connection with my employment. In addition, I hereby represent that I have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.
     Except as otherwise set forth in this Release, in exchange for the benefits I will receive pursuant to the Plan which I am not otherwise entitled to receive, and as required by the Plan, I hereby generally and completely release, acquit and forever discharge the Company and its parent, subsidiary, and affiliated entities, along with its and their predecessors and successors and their respective directors, officers, employees, shareholders, stockholders, partners, agents, attorneys, insurers, affiliates and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date that I sign this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, other incentive compensation, vacation pay and the redemption thereof, expense reimbursements, severance payments, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the New Jersey Law Against Discrimination, the New Jersey Civil Rights Act, the New Jersey Family Leave Act, the New Jersey State Wage and Hour Law, the New Jersey Conscientious Employee Protection Act, the New Jersey Equal Pay Law, the New Jersey Occupational Safety and Health Law, the New Jersey Public Employees’ Occupational Safety and Health Act, New Jersey laws regarding Political Activities of Employees, Lie Detector Tests, Jury Duty, Employment

C-1.

For Employees Age 40 or Older
Group Termination
Protection, and Discrimination, and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or under applicable law; (b) any rights which are not waivable as a matter of law; or (c) any claims for breach of the Plan arising after the date that I sign the Release. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any investigation or proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, the New Jersey Division on Civil Rights, or any other government agency, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge, investigation or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.
     I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, that the consideration given for the Release is in addition to anything of value to which I was already entitled, and that I have been advised by this writing, as required by the ADEA, that: (a) my release of claims does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have forty-five (45) days to consider this Release (although I may choose voluntarily to sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke it by providing written notice of my revocation to the Company’s Chief Executive Officer; and (e) this Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (the “Effective Date”).
     I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims, including but not limited to my release of unknown and unsuspected claims.
     I hereby acknowledge that I have received with this Release a written disclosure of all of the information required by the ADEA for group terminations, including without limitation a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated, along with information on the eligibility factors used to select employees for the group termination.
     In addition to the above: (a) I agree not to disparage the Company or any of the other Released Parties in any manner likely to be harmful to its or their business, business reputations, or personal reputations; (b) I agree to return, no later than my employment termination date, all Company property, documents, information, and materials, including but not limited to any and all embodiments (e.g., notes, computer-recorded information) of the Company’s proprietary or confidential information (and all reproductions thereof, in whole or in part) in my possession or

C-2.

For Employees Age 40 or Older
Group Termination
control; and (c) I will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company or its officers, directors, or affiliated entities, nor induce or encourage any person or entity to bring such claims; provided that it shall not violate this covenant if I testify truthfully when required to do so by a valid subpoena or under similar compulsion of law.
     I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than forty-five (45) days following the date this Release and the ADEA disclosure form is provided to me.

Employee

Name:

Date:

C-3.

For Employees Age 40 or Older
Group Termination
Exhibit D
RELEASE AGREEMENT
     I understand and agree completely to the terms set forth in the Medarex, Inc. Change in Control Severance Benefit Plan (the “Plan”).
     I understand that this Release Agreement (“Release”), together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between Medarex, Inc. (the “Company”) and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Plan.
     I hereby acknowledge and reaffirm my continuing obligations under the Company’s [Invention and Confidential Information Agreement] that I signed in connection with my employment. In addition, I hereby represent that I have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.
     Except as otherwise set forth in this Release, in exchange for the benefits I will receive pursuant to the Plan which I am not otherwise entitled to receive, and as required by the Plan, I hereby generally and completely release, acquit and forever discharge the Company and its parent, subsidiary, and affiliated entities, along with its and their predecessors and successors and their respective directors, officers, employees, shareholders, stockholders, partners, agents, attorneys, insurers, affiliates and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date that I sign this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, other incentive compensation, vacation pay and the redemption thereof, expense reimbursements, severance payments, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the New Jersey Law Against Discrimination, the New Jersey Civil Rights Act, the New Jersey Family Leave Act, the New Jersey State Wage and Hour Law, the New Jersey Conscientious Employee Protection Act, the New Jersey Equal Pay Law, the New Jersey Occupational Safety and Health Law, the New Jersey Public Employees’ Occupational Safety and Health Act, New Jersey laws regarding Political Activities of Employees, Lie Detector Tests, Jury Duty, Employment Protection, and Discrimination, and the California Fair Employment and Housing

D-1.

For Employees Age 40 or Older
Group Termination
Act (as amended). Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or under applicable law; (b) any rights which are not waivable as a matter of law; or (c) any claims for breach of the Plan arising after the date that I sign the Release. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any investigation or proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, the New Jersey Division on Civil Rights, or any other government agency, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge, investigation or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.
     I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims, including but not limited to my release of unknown and unsuspected claims.
     In addition to the above: (a) I agree not to disparage the Company or any of the other Released Parties in any manner likely to be harmful to its or their business, business reputations, or personal reputations; (b) I agree to return, no later than my employment termination date, all Company property, documents, information, and materials, including but not limited to any and all embodiments (e.g., notes, computer-recorded information) of the Company’s proprietary or confidential information (and all reproductions thereof, in whole or in part) in my possession or control; and (c) I will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company or its officers, directors, or affiliated entities, nor induce or encourage any person or entity to bring such claims; provided that it shall not violate this covenant if I testify truthfully when required to do so by a valid subpoena or under similar compulsion of law.
     I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than fourteen (14) days following the date it is provided to me.

Employee

Name:

Date:

D-2.